Exhibit 5.1

HomeBanc Corp.

2002 Summit Boulevard, Suite 100

Atlanta, Georgia 30319

May 25, 2005

Board of Directors

HomeBanc Corp.

2002 Summit Boulevard

Suite 100

Atlanta, Georgia 30303

Re: HomeBanc Corp. Registration Statement on Form S-8

Ladies and Gentlemen:

I am Senior Vice President, Assistant General Counsel and Assistant Secretary to HomeBanc Corp., a Georgia corporation (the “Company”). This opinion is being rendered on behalf of the Company in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to 1,300,000 shares (the “Shares”) of the Company’s common stock, par value $.01 per share (“Common Stock”), to be issued and delivered to participants in connection with the HomeBanc Corp. Sales Equity Incentive Plan (the “Plan”).

In rendering the opinions expressed herein, and except as hereinafter limited, I have examined the Registration Statement and the records of proceedings of the Board of Directors and shareholders of the Company deemed by me to be relevant to this opinion letter. I have also made such legal and factual examinations and inquiries as I have deemed necessary for purposes of expressing the opinions set forth herein.

Based upon and subject to the foregoing, I am of the opinion that the Shares have been duly authorized and, when issued and delivered against payment therefore as contemplated by the Plan, will be validly issued, fully paid and non-assessable, with no pre-emptive rights attaching thereto.

This opinion is limited to the laws of the State of Georgia, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters expressly opined on herein, and no opinion may be implied or inferred beyond that expressly stated.

This opinion is delivered as of the date hereof, and I make no undertaking and expressly disclaim any duty to supplement or update such opinion, if, after the date hereof, facts or circumstances come to my attention or changes in the law occur which could affect this opinion and the other statements expressed herein. This opinion is being rendered solely for the benefit of the Company in connection with the matters addressed herein and is not to be used, circulated, quoted or otherwise referred to or relied upon by any other person or for any other purpose without my prior express written consent.

I consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving my consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

By:	/s/ Alana L. Griffin
Alana L. Griffin
Senior Vice President,
Assistant General Counsel and Assistant Secretary of HomeBanc Corp.